EXHIBIT 99.1

HEXION COMMENTS ON HUNTSMAN’S IMPROPER EXTENSION OF THE MERGER
AGREEMENT AND COUNTERCLAIMS IN DELAWARE SUIT

NEW YORK – July 2, 2008 – Hexion Specialty Chemicals, Inc. (“Hexion”) today issued the following statement in response to Huntsman Corporation’s (“Huntsman”) (NYSE: HUN) decision to extend the merger agreement termination date and to the counterclaims filed against Hexion in the Delaware Court of Chancery.

Under the merger agreement, Huntsman is permitted to extend the termination date until October 2, 2008, only if its Board of Directors determines in good faith that there is an objectively reasonable probability that the transaction can be completed in that time frame.

Craig O. Morrison, Hexion’s Chairman, President and CEO said, “We do not understand how Huntsman’s Board of Directors could in good faith make that determination. There is no factual basis to conclude that the combined company would be solvent. As a result, the merger is not viable. We also believe that Huntsman has suffered a material adverse effect in its business. Nevertheless, we continue to meet our contractual obligations as demonstrated by the European Commission’s decision on Monday to approve the Hexion-Huntsman merger.”

Commenting on Huntsman’s counterclaims, Mr. Morrison further noted, “Huntsman’s counterclaims are without merit. Although we have asked repeatedly for Huntsman’s permission to unseal our Delaware complaint, and have supplied Huntsman with background supporting the Duff & Phelps opinion, they have so far refused to allow their shareholders to see the factual basis for our claims. We remain confident that we will prevail.”

Mr. Morrison continued: “Hexion is very well positioned to service its customers and to compete and grow globally. We have a long-dated, stable capital structure and have more than $475 million of liquidity.”

About Hexion Specialty Chemicals

Based in Columbus, Ohio, Hexion Specialty Chemicals serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Specialty Chemicals is controlled by an affiliate of Apollo Management, L.P. Additional information is available at www.hexion.com.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Hexion Specialty Chemicals, Inc. (which may be referred to as “Hexion,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” or similar expressions. Forward-looking statements reflect our current views about future events and are based on currently available financial, economic and competitive data and on our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our markets, services, prices and other factors as discussed in our 2007 Annual Report on Form 10-K, and our other filings, with the Securities and Exchange Commission (SEC). Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: economic factors such as an interruption in the supply of or increased pricing of raw materials due to natural disasters, competitive factors such as pricing ac-

tions by our competitors that could affect our operating margins, risks related to the litigation referred to in this news release and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters as described in our 2007 Annual Report on Form 10-K, and our other filings, with the SEC.

Hexion Specialty Chemicals Contacts:

Investors
John Kompa
Director, Investor Relations
+1 614 225 2223
john.kompa@hexion.com

Media
Sard Verbinnen & Co
Anna Cordasco/Jonathan Gasthalter
(212) 687-8080

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